Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Kyle Johnson (314) 674-8552 Investors: Susannah Livingston (314) 674-8914

Solutia Reports Third Quarter 2009 Results

ST. LOUIS– October 26, 2009
2009 Third Quarter Highlights

•	Net sales of $448 million, a sequential improvement over second quarter 2009 of 9 percent
•	Basic and diluted earnings per share from continuing operations of $0.24; Adjusted earnings per share of $0.37
•
Adjusted EBITDA of $119 million, a sequential improvement over second quarter 2009 of 24 percent and a year-over-year improvement of  7 percent;  Adjusted EBITDA margins of 27 percent compared to 19 percent in the year ago period

•	Increased Adjusted EBITDA guidance to a range of $350 million to $365 million, up from previously stated target of $340 million to $360 million

Note: See reconciliation tables below for adjustments made to GAAP and discussion of items affecting results.

“Solutia’s record quarterly earnings and margins in the third quarter were attributable to an underlying improvement in sales volumes and aggressive cost reduction actions taken early in the global recession,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “We have now raised the full-year range of Adjusted EBITDA outlook to $350 million to $365 million.  The high level of commitment of our organization to continue to meet the needs of our customers while aligning our cost structure to current market conditions has yielded strong results.  With industry-leading businesses, Solutia is well positioned for profitable growth as global markets continue to recover.”

Consolidated Results from Continuing Operations

Solutia Inc. (NYSE: SOA) today reported income from continuing operations attributable to Solutia of $29 million for the third quarter of 2009, compared to $21 million for the same period in 2008.  These results were impacted by certain events affecting comparability (detailed below) totaling a net loss of $15 million in 2009.  After adjusting for these items, income from continuing operations attributable to Solutia of $44 million in the third quarter of 2009 increased $23 million versus the third quarter of 2008.  This improvement was primarily due to cost reductions, lower raw material and energy costs, and lower interest expense, partially offset by weakened demand and lower selling prices.  For the quarter, Solutia posted basic and diluted earnings per share from continuing operations attributable to Solutia of $0.24, and, as adjusted, earnings per share of $0.37.

Consolidated EBITDA from continuing operations for the third quarter decreased to $99 million on net sales of $448 million from $108 million in the third quarter of 2008 on net sales of $587 million.  After taking into consideration adjustments (as detailed below in the consolidated and segment EBITDA and Adjusted EBITDA table), Adjusted EBITDA increased to $119 million from $111 million.

Segment Data

In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the below tables.

Saflex® Segment

Saflex’s third quarter 2009 net sales were $182 million, down $39 million or 18 percent from the same period in 2008.   Adjusted EBITDA increased to $47 million for the third quarter of 2009 compared to $36 million in the prior year period primarily due to lower raw material and SG&A costs, and improved manufacturing performance, partially offset by volume declines and lower selling prices.   Adjusted EBITDA margins expanded to 26 percent in the third quarter of 2009 in comparison to 16 percent in the same period in 2008. Sales increased $22 million or 14 percent and Adjusted EBITDA increased $8 million or 20 percent compared to the second quarter in 2009.  This was primarily due to improved volumes, lower raw material and manufacturing costs and improved manufacturing utilization rates.

CPFilms® Segment

CPFilms’ third quarter 2009 net sales were $53 million, down $10 million or 16 percent from the same period in 2008.  Adjusted EBITDA decreased to $12 million for the third quarter of 2009 compared to $15 million in the same period in 2008, primarily due to lower window films revenue and lower fixed cost absorption, partially offset by reduced SG&A costs.  Adjusted EBITDA margins were at 23 percent for the third quarter of 2009 in comparison to 24 percent in the same period in 2008.  Sales decreased $1 million or 2 percent and Adjusted EBITDA decreased $2 million or 14 percent compared to the second quarter in 2009.  This was primarily due to seasonality in window film sales.

Technical Specialties Segment

Technical Specialties’ third quarter 2009 net sales were $209 million, down $85 million or 29 percent compared to the same period in 2008.  Adjusted EBITDA decreased to $72 million for the third quarter of 2009 compared to $75 million in the prior year period primarily due to lower selling prices, volume declines and lower fixed cost absorption partially offset by lower raw material and SG&A costs.  Adjusted EBITDA margins expanded to 34 percent in the third quarter of 2009 from 26 percent in the prior year period.  Sales increased $19 million or 10 percent and Adjusted EBITDA increased $14 million or 24 percent compared to the second quarter in 2009.  This was primarily due to improved volumes, and higher manufacturing utilization rates, partially offset by a decrease in selling prices.

Unallocated and Other

Unallocated and other losses decreased $3 million to $12 million compared to the third quarter 2008, primarily attributable to lower corporate expenses partially offset by currency transaction losses.

Leverage and Liquidity

For the third quarter of 2009, the Company reduced net debt by $21 million to $1,087 million and had liquidity of $225 million.   Cash provided by continuing operations before reorganization activities less capital expenditures for the nine months ended September 2009 was $96 million compared to $42 million for the same period in 2008.  The year over year improvement in cash flow was primarily attributed to lower payments on interest, taxes and post-retirement obligations, lower working capital levels and reduced payout on the company’s annual cash incentive plan, partially offset by higher cash payments on restructuring activities.

 “We continue to focus on cash generation, liquidity and the balance sheet to ensure we have a strong financial foundation upon which the Company can continue to grow and improve its operations,” said James M. Sullivan, executive vice president and chief financial officer.  “Of particular note, on October 15, we successfully completed a public offering of $400 million of senior unsecured notes due 2017, which, among other things, improves our capital structure and better aligns with our specialty chemical peers.  The notes were issued at par and bear an annual rate of interest of 8.75 percent.  Net proceeds to the Company after fees and expenses were $391 million, with $300 million used to prepay our senior secured term loan and the remaining balance retained for general corporate purposes.  Importantly, in conjunction with this prepayment, Solutia received lender approval for amendments to its Term Loan and Revolving credit agreements which will improve the company’s strategic, operational and financial flexibility going forward.”

Outlook

Solutia experienced a sequential improvement in earnings in the third quarter of 2009 with overall demand trending up in a seasonally weaker quarter as compared to the second quarter.  While a seasonal slowdown is expected in the fourth quarter, the company’s current view is that there will continue to be a gradual increase in underlying demand with overall sales in the quarter approximating 2008 levels.  Accordingly, Solutia is raising its full-year 2009 Adjusted EBITDA guidance from continuing operations to a range of $350 million to $365 million, and is maintaining its full-year 2009 cash from operations less capital expenditures outlook of approximately $125 million.

Third Quarter Conference Call

The Company will hold a conference call at 9 a.m. Central Time (10 a.m. Eastern Time) on Tuesday, October 27, 2009, during which Solutia executives will elaborate upon the Company's third quarter 2009 financial results.

A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com.  The phone number for the call is 888-713-4218 (U.S.) or 617-213-4870 (International), and the pass code is 63976970.  Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PKB6CQUXQ.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection.  A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801-6888 (International) and entering the pass code 12506617.

The table below is provided to assist the reader with comparability between the third quarter 2009 and the third quarter 2008 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended September 2009 and 2008

	Three Months Ended September 30
From Continuing Operations (in millions)	2009	Adjust- ments(3)	2009 As Adjusted	2008	Adjust -ments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$182		$182	$221		$221	-18%
CPFilms	53		53	63		63	-16%
Technical Specialties	209		209	294		294	-29%
Unallocated and Other	4		4	9		9	-56%
Total	$448		$448	$587		$587	-24%

EBITDA(1)
Saflex	$45	$2	$47	$36	$-	$36	31%
CPFilms	11	1	12	15	-	15	-20%
Technical Specialties	72	-	72	74	1	75	-4%
Unallocated and Other	(29)	17	(12)	(17)	2	(15)	20%
Total	$99	$20	$119	$108	$3	$111	7%

(1)
EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net.  Foreign currency gains/losses are included in Unallocated and Other.

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below).
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense.

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(3) nine months ended September 2009 and 2008

	Nine Months Ended September 30
From Continuing Operations (in millions)	2009	Adjust- ments(3)	2009 As Adjusted	2008	Adjust- ments(3)	2008 As Adjusted	% change
Net Sales
Saflex	$475		$475	$634		$634	-25%
CPFilms	141		141	196		196	-28%
Technical Specialties	566		566	821		821	-31%
Unallocated and Other	15		15	30		30	-50%
Total	$1,197		$1,197	$1,681		$1,681	-29%

EBITDA(1)
Saflex	$99	$11	$110	$71	$37	$108	2%
CPFilms	24	4	28	43	10	53	-47%
Technical Specialties	190	(14)	176	165	27	192	-8%
Unallocated and Other	(73)	30	(43)	(29)	(4)	(33)	30%
Total	$240	$31	$271	$250	$70	$320	-15%

(1)
EBITDA is defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interests, and reorganization items, net.  Foreign currency gains/losses are included in Unallocated and Other.

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below).
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense.

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the Company has used certain financial measures such as EBITDA (defined as earnings from continuing operations before interest expense, income taxes, depreciation and amortization, less net income attributable to non-controlling interest and reorganization items, net) and Adjusted EBITDA (to include EBITDA and exclude gains and losses, cost overhang associated with the expected sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The Company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

Reconciliation of Income (Loss) Attributable to Solutia to Adjusted EBITDA from Continuing Operations

	Successor	Successor	Successor	Predecessor	Successor	Combined
	Three Months Ended	Three Months Ended	Nine Months Ended	Two Months Ended	Seven Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	February 29,	September 30,	September 30,
(dollars in millions)	2009	2008	2009	2008	2008	2008
Net Income (Loss) Attributable to Solutia	$29	$(7)	$(120)	$1,454	$(53)	$1,401
Plus:
Income Tax Expense	12	17	15	214	17	231
Interest Expense	31	42	98	21	107	128
Depreciation and Amortization	27	28	78	11	64	75
(Income) Loss from Discontinued Operations, net of tax	-	28	169	(204)	52	(152)
Events affecting comparability, pre-tax:
Reorganization items	-	-	-	(1,433)	-	(1,433)
Other items (see below)	16	(1)	17	(2)	65	63
Non-cash Stock Compensation Expense	4	3	13	-	6	6
Nylon Cost Overhang	-	1	1	(1)	2	1
Adjusted EBITDA from Continuing Operations	$119	$111	$271	$60	$260	$320

Reconciliation of Income (Loss) from Continuing Operations to Income from Continuing Operations Attributable to Solutia before Events Affecting Comparability

	Successor	Successor	Successor	Predecessor	Successor	Combined
	Three Months Ended	Three Months Ended	Nine Months Ended	Two Months Ended	Seven Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	February 29,	September 30,	September 30,
(dollars in millions)	2009	2008	2009	2008	2008	2008
Income (Loss) from Continuing Operations	$31	$23	$52	$1,250	$4	$1,254
Net Income attributable to noncontrolling interest	(2)	(2)	(3)	-	(5)	(5)
Income (Loss) from Continuing Operations attributable to Solutia	29	21	49	1,250	(1)	1,249

Plus:
Events affecting comparability, pre-tax:
Reorganization items	-	-	-	(1,433)	-	(1,433)
Interest expense items	-	1	8	-	1	1
Other items (see below)	16	(1)	17	(2)	65	63
Events affecting comparability, income tax impact	(1)	-	(3)	202	(15)	187
Income from Continuing Operations attributable to Solutia before events affecting comparability	$44	$21	$71	$17	$50	$67

Summary of Events Affecting Comparability

In 2009, (Gains) and Charges affecting comparability, pre-tax other items including interest are as follows:

Three Months Ended	Three Months Ended	Three Months Ended	Nine Months Ended
March 31, 2009	June 30, 2009	Sept 30, 2009	Sept 30, 2009	(dollars in millions)
$(23)	$-	$-	$(23)	Gain related to the reduction in the 2008 annual incentive plan
17	5	4	26	Severance and retraining costs related to the general corporate restructuring
4	1	-	5	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
1	(4)	-	(3)	Net charges (gains) related to the closure of the Ruabon, Wales Facility
-	-	6	6	Net pension plan settlements
-	-	6	6	Loss related to the sale of the North America Plastic Products business
$(1)	$2	$16	$17
-	8	-	8	Interest expense related charges from repayment of German term loan to writeoff unamortized debt issuance and debt discount
$(1)	$10	$16	$25

In 2008, (Gains) and Charges affecting comparability, pre-tax other items including interest are as follows:

Adjusted Earning Per Share – Reconciliation of Non-US GAAP Measure

Three Months Ended	Nine MonthsEnded
Sept 30, 2008	Sept 30, 2008	(dollars in millions)
$-	$67	Charge resulting from the expensing of the step-up in basis of our inventory in accordance with fresh-start accounting
1	7	Charges related to the closure of the Ruabon, Wales Facility net of related gain for termination of a natural gas purchase contract
-	(3)	Gain resulting from settlements of legacy insurance policies with insolvent insurance carriers
1	2	Restructuring costs related principally to severance and retraining costs
(3)	(6)	Gain resulting from a surplus land sale
-	(4)	Gain resulting from settlement of emergence related incentive accruals
$(1)	$63
1	1	Unamortized debt issuance costs associated with the repayment of the Bridge
$-	$64

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure

(in $ millions, except per share data)	Three Months Ended March 31, 2009	Three Months Ended June 30, 2009	Three Months Ended September 30, 2009
Income (Loss) from continuing operations before tax	$(11)	$35	$43
Net Income attributable to noncontrolling interest	-	1	2
Income (Loss) from continuing operations before tax attributable to Solutia	(11)	34	41
Non-GAAP Adjustments (1)	(1)	10	16
Adjusted earnings from continuing operations before tax	(12)	44	57
Income tax (expense) benefit on adjusted earnings	7	(12)	(13)
Adjusted earnings for adjusted EPS	$(5)	$32	$44

Diluted Shares (millions)
Weighted average shares outstanding	93.27	95.46	118.42
Assumed conversion of Restricted Stock	0.00	0.14	0.15
Total Diluted Shares	93.27	95.60	118.57
Adjusted EPS	(0.05)	0.33	0.37

(1) See table of Summary of Events Affecting Comparability

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Successor
	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008

Net Sales	$448	$587
Cost of goods sold	312	431
Gross Profit	136	156
Selling, general and administrative expenses	53	75
Research, development and other operating expenses, net	8	3
Operating Income	75	78
Interest expense	(31)	(42)
Other income (loss), net	(1)	4
Income from Continuing Operations Before Income Tax Expense	43	40
Income tax expense	12	17
Income from Continuing Operations	31	23
Loss from Discontinued Operations, net of tax	--	(28)
Net Income (Loss)	31	(5)
Net Income attributable to noncontrolling interest	2	2
Net Income (Loss) attributable to Solutia	$29	$(7)

Basic and Diluted Income (Loss) per Share:
Income from Continuing Operations attributable to Solutia	$0.24	$0.28
Loss from Discontinued Operations	--	(0.37)
Net Income (Loss) attributable to Solutia	$0.24	$(0.09)

	Successor	Successor	Predecessor
	Nine Months Ended September 30, 2009	Seven Months Ended September 30, 2008	Two Months Ended February 29, 2008

Net Sales	$1,197	$1,346	$335
Cost of goods sold	858	1,063	241
Gross Profit	339	283	94
Selling, general and administrative expenses	157	164	42
Research, development and other operating expenses, net	14	4	3
Operating Income	168	115	49
Interest expense (a)	(98)	(107)	(21)
Other income (loss), net	(3)	13	3
Reorganization items, net	--	--	1,433
Income from Continuing Operations Before Income Tax Expense	67	21	1,464
Income tax expense	15	17	214
Income from Continuing Operations	52	4	1,250
Income (Loss) from Discontinued Operations, net of tax	(169)	(52)	204
Net Income (Loss)	(117)	(48)	1,454
Net Income attributable to noncontrolling interest	3	5	--
Net Income (Loss) attributable to Solutia	$(120)	$(53)	$1,454

Basic and Diluted Income (Loss) per Share:
Income (Loss) from Continuing Operations attributable to Solutia	$0.48	$(0.01)	$11.96
Income (Loss) from Discontinued Operations	(1.65)	(0.78)	1.95
Net Income (Loss) attributable to Solutia	$(1.17)	$(0.79)	$13.91

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)

	Successor
	September 30, 2009	December 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$111	$32
Trade receivables, net of allowances of $1 in 2009 and $0 in 2008	268	227
Miscellaneous receivables	88	110
Inventories	273	341
Prepaid expenses and other assets	55	85
Assets of discontinued operations	6	490
Total Current Assets	801	1,285
Property, Plant and Equipment, net of accumulated depreciation of $111 in 2009 and $56 in 2008	931	952
Goodwill	511	511
Identified Intangible Assets, net	814	823
Other Assets	151	163
Total Assets	$3,208	$3,734

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$139	$170
Accrued liabilities	203	259
Short-term debt, including current portion of long-term debt	31	37
Liabilities of discontinued operations	58	302
Total Current Liabilities	431	768
Long-Term Debt	1,167	1,359
Postretirement Liabilities	443	465
Environmental Remediation Liabilities	262	279
Deferred Tax Liabilities	189	202
Other Liabilities	107	132

Commitments and Contingencies (Note 9)

Shareholders’ Equity :
Common stock at $0.01 par value; (500,000,000 shares authorized, 121,864,293 and 94,392,772 shares issued in 2009 and 2008, respectively)	1	1
Additional contributed capital	1,608	1,474
Treasury shares, at cost (417,517 in 2009 and 77,132 in 2008)	(2)	--
Accumulated other comprehensive loss	(216)	(286)
Accumulated deficit	(788)	(668)
Total Shareholders’ Equity attributable to Solutia	603	521
Equity attributable to non-controlling interest	6	8
Total Shareholders’ Equity	609	529
Total Liabilities and Shareholders’ Equity	$3,208	$3,734

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)

	Successor	Successor	Predecessor
	Nine Months Ended September 30, 2009	Seven Months Ended September 30, 2008	Two Months Ended February 29, 2008
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net income (loss)	$(117)	$(48)	$1,454
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Net income attributable to noncontrolling interest	(3)	(5)	--
(Income) Loss from discontinued operations, net of tax	169	52	(204)
Depreciation and amortization	78	64	11
Revaluation of assets and liabilities, net of tax	--	--	(1,383)
Discharge of claims and liabilities, net of tax	--	--	100
Other reorganization items, net	--	--	52
Pension obligation related expense less than contributions	(24)	(39)	(18)
Other postretirement benefit obligation related expense less than contributions	(8)	--	(6)
Deferred income taxes	3	(22)	5
Amortization of deferred debt issuance costs	15	10	--
Loss (gain) on sale of assets	5	(8)	--
Other charges (gains) including restructuring expenses	19	67	(2)
Changes in assets and liabilities:
Income taxes payable	4	14	5
Trade receivables	(42)	14	(24)
Inventories	66	(19)	(34)
Accounts payable	(18)	21	31
Environmental remediation liabilities	(14)	(7)	(1)
Restricted cash for environmental remediation and other legacy payments	24	12	--
Other assets and liabilities	(34)	19	(2)
Cash Provided by (Used in) Continuing Operations before Reorganization Activities	123	125	(16)
Reorganization Activities:
Establishment of VEBA retiree trust	--	--	(175)
Establishment of restricted cash for environmental remediation and other legacy payments	--	--	(46)
Payment for allowed secured and administrative claims	--	--	(79)
Professional service fees	--	(30)	(31)
Other reorganization and emergence related payments	--	--	(17)
Cash Used in Reorganization Activities	--	(30)	(348)
Cash Provided by (Used in) Operations – Continuing Operations	123	95	(364)
Cash Provided by (Used in) Operations – Discontinued Operations	58	(122)	(48)
Cash Provided by (Used in) Operations	181	(27)	(412)

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(27)	(52)	(15)
Acquisition and investment payments	(2)	(2)	--
Investment proceeds and property disposals	3	53	--
Cash Used in Investing Activities – Continuing Operations	(26)	(1)	(15)
Cash Provided by (Used in) Investing Activities – Discontinued Operations	16	(27)	(14)
Cash Used in Investing Activities	(10)	(28)	(29)

FINANCING ACTIVITIES:
Net change in lines of credit	(13)	28	--
Proceeds from long-term debt obligations	70	--	1,600
Net change in long-term revolving credit facilities	(181)	(3)	190
Proceeds from stock issuances	119	422	250
Proceeds from short-term debt obligations	22	--	--
Payment of short-term debt obligations	(15)	--	(966)
Payment of long-term debt obligations	(83)	(434)	(366)
Payment of debt obligations subject to compromise	--	--	(221)
Debt issuance costs	(4)	(1)	(136)
Purchase of treasury shares	(2)	--	--
Other, net	(5)	(2)	--
Cash Provided by (Used in) Financing Activities	(92)	10	351

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	79	(45)	(90)
CASH AND CASH EQUIVALENTS:
Beginning of period	32	83	173
End of period	$111	$38	$83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$83	$85	$43
Cash payments for income taxes, net of refunds	9	15	4

Notes to Editor:  Saflex and CPFilms are registered trademarks of Solutia Inc. and/or its subsidiaries.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2009 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to statements about projected financial performance, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates and Solutia's ability to raise additional funds which is subject to market conditions.  Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the accuracy of our assumptions, the ability of third parties to finance an acquisition, and those risk and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q.  These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Discontinued Operations

Solutia announced on June 1, 2009, that it sold its Nylon business to an affiliate of SK Capital Partners II, L.P. Effective with the third quarter of 2008, the company began reporting results from its Nylon segment as discontinued operations.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company.  The company focuses on providing solutions for a better life through a range of products, including: Saflex® interlayer for laminated glass; CPFilms® aftermarket window films sold under the LLumar® brand and others; and technical specialties including the Flexsys® family of chemicals for the rubber industry, Skydrol® aviation hydraulic fluid and Therminol® heat transfer fluid.  Solutia’s businesses are world leaders in each of their market segments.  With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,100 employees in more than 60 locations.  More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis 2